Exhibit 99.1

FOR IMMEDIATE RELEASE:    November 13, 2008

KEY TECHNOLOGY ANNOUNCES RECORD FISCAL 2008 RESULTS

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) today announced sales and operating results for the year ended September 30, 2008.

Net sales for fiscal 2008 were $134.1 million, a 24.7% increase over the $107.5 million reported for fiscal 2007.  The Company reported record net earnings for the year of $7.5 million, or $1.35 per diluted share, compared with $7.4 million, or $1.37 per diluted share, for fiscal 2007, which included a $750,000 gain, or $0.14 per share, from the 2007 sale of the Company’s 50% interest in its InspX joint venture.

David Camp, President and Chief Executive Officer, commented, “2008 has been a banner year for Key Technology with a 24.7% revenue increase over 2007, major R&D and sales investments for the future of the Company, and an increase of $1.7 million in income from operations from 2007 to 2008.  The improved performance is a clear reflection of the continuing value that Key’s customers place on the solutions that we provide to our global markets.”

Key Technology also announced results for its 2008 fourth quarter.  Net sales for the three-month period ended September 30, 2008 were an all-time quarterly record at $40.2 million, and were 26.6% greater than the $31.7 million reported for the same quarter last year.  Net earnings for the fourth quarter were $2.2 million or $0.40 per diluted share, compared with $2.3 million or $0.42 per diluted share, in the same period a year ago.

Camp continued, “Despite our record sales level in the fourth quarter, net earnings for the quarter were slightly lower than in the comparable quarter of the prior year due to increased operating expenses and unfavorable changes in foreign currency exchange rates.”

For the twelve-month period, gross profit was $53.2 million compared to $41.4 million for the same period of fiscal 2007, or 39.7% and 38.5% as a percentage of net sales, respectively.  Gross profit for the fourth quarter of fiscal 2008 was $15.4 million compared to $11.9 million in the corresponding period last year, or 38.3% compared to 37.5%, respectively, of net sales.

Operating expenses for the year ended September 30, 2008 were $43.0 million, or 32.0% of net sales, compared to $32.8 million, or 30.5% of net sales, for fiscal 2007.  Operating expenses for the quarter ended September 30, 2008 were $11.8 million, or 29.2% of net sales, compared to $9.0 million, or 28.5% of net sales, in the same quarter last year.

Camp also commented, “The increase in gross margin percentage is the result of larger production volume and tight operational cost control.  As we have previously disclosed, over the last year, we have had planned increases in 2008 in operating expenses related to our ERP implementation, and in R&D expenses to generate new products.  We also incurred increased sales expenses primarily due to a shift in the percentage of total sales attributable to sales generation from external sales representatives.”

Orders received for the fiscal year ended September 30, 2008 were a record $136.9 million compared to $115.3 million in fiscal year 2007.  New orders received during the fiscal 2008 fourth quarter were $31.8 million, compared to $26.0 million in the same period last year.  At the close of the September 2008 quarter, the Company’s backlog was a fourth-quarter record of $33.8 million compared to $30.9 million at the close of the corresponding period one year ago, an increase of 9.3%.

The Company’s cash position continued to strengthen and increased to $36.3 million at the end of our fiscal year.  Cash flow provided by operations was $13.1 million for fiscal 2008 and $6.4 million in the fourth fiscal quarter.  Subsequent to the end of the fiscal year, the Company exercised its purchase option and purchased its Avery Street headquarters facility and grounds for approximately $6.5 million, thereby reducing occupancy costs.  The Company intends to pursue long-term financing for the property and expects to finalize financing by the end of the first quarter of the Company’s fiscal 2009.

Camp concluded, “The current financial and liquidity crisis has captured the attention of everyone.  However, Key is committed to continuing the development and delivery of new and valuable solutions to our customers because we recognize that in the current economic environment, our customers will commit resources only to suppliers that allow them to cut costs and increase profitability through increased productivity and quality.”

In addition, the Company announced that its Board of Directors increased the number of shares of common stock that can be repurchased under the Company’s previously announced stock repurchase program back to the originally-authorized 500,000 total shares, an addition of approximately 88,000 shares.

Conference Call
The Company's conference call review of the fourth quarter can be heard via live webcast at 2:00 p.m. Pacific Time on Thursday, November 13, 2008.  To access the call, go to http://www.key.net/investors/investor-events/default.html at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology
Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	competition and advances in technology may adversely affect sales and prices;
•	failure of the Company's new products to compete successfully in either existing or new markets;
•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;
•	the inability of the Company to protect its intellectual property, especially as the Company expands geographically, may adversely affect the Company's competitive advantage; and
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and its customer relations.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Year Ended September 30,		Three Months Ended September 30,
	2008	2007	2008	2007

Net sales	$134,086	$107,540	$40,202	$31,747
Cost of sales	80,893	66,099	24,810	19,841
Gross profit	53,193	41,441	15,392	11,906
Operating expenses
Selling and marketing	21,373	17,191	5,646	4,617
Research and development	8,744	5,520	2,786	1,502
General and administrative	11,528	8,821	2,996	2,588
Amortization of intangibles	1,307	1,307	327	327
Total operating expenses	42,952	32,839	11,755	9,035
Gain on sale of assets	81	23	37	3
Earnings from operations	10,322	8,625	3,674	2,874
Gain on sale of investment in joint venture	---	750	---	---
Other Income (expense)	666	1,211	(400)	352
Earnings before income taxes	10,988	10,586	3,274	3,226
Income tax expense	3,515	3,176	1,047	929
Net earnings	7,473	7,410	2,227	2,297
Net earnings per common share
- basic	$1.38	$1.41	$0.41	$0.43
- diluted	$1.35	$1.37	$0.40	$0.42
Shares used in per share calculations - basic	5,430	5,265	5,470	5,319
Shares used in per share calculations - diluted	5,517	5,407	5,554	5,499

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	September 30,	September 30,
	2008	2007
	(in thousands)

Cash and cash equivalents	$36,322	$27,880
Trade accounts receivable, net	13,577	14,020
Inventories	21,915	18,753
Total current assets	76,027	64,727
Property, plant and equipment, net	8,705	4,671
Goodwill and other intangibles, net	4,790	6,097
Total assets	89,625	75,497
Total current liabilities	28,496	23,781
Shareholders' equity	$60,368	$50,393

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CONTACT:	Key Technology, Inc., Walla Walla
Jack Ehren, Senior Vice President and Chief Financial Officer – 509-529-2161